Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 25, 2024
Registration Statement Nos. 333-278415 and 333-278415-01

*Full Pricing* $600mm Verizon Master Trust (VZMT) Series 2024-4 (Device Payment Plans)

Joint Lead bookrunners: Citi (str.), Barclays, BNP Paribas and Truist
Cos: Scotiabank & Societe Generale
DE&I Co-managers: Academy Securities, AmeriVet Securities, and R. Seelaus & Co, LLC.

Capital Structure:
CL	SIZE($MM)	WAL	F/S	P.WIN	ARD	L. MTY	BENCH	LAUNCH	YLD%	CPN%	PRICE%
A-1A	$288.686	1.98	AAA/AAA	24-24	06/22/2026	06/20/2029	I-Curve	+55bp	5.270	5.21	99.99446
A-1B	$245.918	1.98	AAA/AAA	24-24	06/22/2026	06/20/2029	SOFR30A	+55bp			100.00000
B	$40.872	1.98	AA+/AA	24-24	06/22/2026	06/20/2029	I-Curve	+75bp	5.470	5.40	99.98394
C	$24.524	1.98	AA-/A	24-24	06/22/2026	06/20/2029	I-Curve	+95bp	5.670	5.60	99.99244

-Deal Summary-
Deal Size: $600mm
Settle: June 28th, 2024
Offering Format: SEC Registered
RR Compliance: US - Yes, EU - No, UK - No
First Pay Date: July 22nd, 2024
ERISA: Yes
Exp. Ratings: Fitch/S&P
Min Denoms: $1K x $1K
Pricing Speed: N/A - Soft Bullet 06/22/2026 Anticipated Redemption Date (ARD)
BBG Ticker: VZMT 2024-4
B&D: Citi
Delivery: DTC, Clearstream

The transaction was formally announced on Monday, June 24th

-Available Information-
* Preliminary Prospectus, FWP and CDI File (attached)
* Intex Deal Name: xvzmt2404 Password: v33b
* Deal Roadshow Link: https://dealroadshow.com Passcode: VZUltimate

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.